Exhibit 10.8

June 8, 2001

Dr. Corey Goodman

Re: Renovis, Inc. Employment Agreement

Dear Corey:

On behalf of Renovis, Inc. (the “Company”), I am pleased to provide you with this Employment Agreement to retain your services for the positions of President and Chief Executive Officer.

1. EMPLOYMENT DATE. Your employment by the Company as President and Chief Executive Officer will commence on a date to be mutually agreed by you and the Company, but in no event later than September 1, 2001.

2. DUTIES. As the President and Chief Executive Officer, you will perform the duties customarily associated with these positions. You will report to the Chairman of the Board of Directors of the Company. You will also be elected to serve as a member of the Company’s Board of Directors (the “Board”), but such election in the future shall be subject to continued approval of the Company’s stockholders. If at any time during your employment with the Company you are not a member of the Board, you nevertheless may be considered eligible to attend Board meetings as an observer. Subject to the other provisions in this Agreement, the Company may change your duties and reporting relationship at its discretion. You shall devote your full time and attention during normal business hours to the business affairs of the Company except for reasonable vacations and periods of illness or incapacity.

3. BASE SALARY. You will receive an annual base salary of $300,000, to be paid on a monthly basis, less payroll deductions and withholdings. You will be provided with a salary and performance review on an annual basis by the Board, and you will be eligible for adjustments of your base salary as merited.

4. INCENTIVE COMPENSATION. You shall be entitled to an annual bonus in an amount of up to 50% of your annual base salary based upon your attainment of performance targets established by you and the Compensation Committee of the Board. Your bonus shall be paid in accordance with standard Company practices, and you will be eligible for adjustments of your bonus as merited. For this calendar year, you will receive a guaranteed minimum bonus in the amount of the pro rata portion of $40,000 (measured from the date your employment commences at the Company until the end of the year). For next year, you will receive an annual guaranteed minimum bonus of 13.3% of your base salary for such year. For the following year, you will receive an annual guaranteed minimum bonus in the amount of the pro rata portion of 13.3% of your base salary for such year, measured from January 1 of such year until the second anniversary of the date your employment commences at the Company. To obtain a bonus for a year, you must remain an active employee through the end of the bonus year. You forfeit any bonus for which you would otherwise be entitled if your employment terminates for any reason before the end of the bonus year (i.e., no prorated bonus can be earned for a year during which your employment terminates). For purposes of this agreement, the bonus year commences on January 1 and ends on December 31 of such year (except for this year, for which the bonus year commences on the date that your employment at the Company commences).

5. STOCK OPTIONS. Subject to the terms set forth in the Company’s 2000 Equity Incentive Plan and the governing stock option agreement, you will be granted stock options as follows:

(a) Stock Option. Subject to the approval of the Board, you will be granted an option to purchase 550,000 shares of the Company’s common stock at the purchase price of the fair market value of the common stock at the time of the option grant (the “Stock Option”). The Stock Option shall vest, subject to your continuing employment with the Company, as follows: (i) 20% of the shares subject to the Stock Option shall vest on the first anniversary of your commencement of employment with the Company, and (ii) the balance of Stock Option shall vest in equal monthly installments thereafter over the following forty-eight (48) months. The Stock Option shall be granted pursuant to the Company’s 2000 Equity Incentive Plan and the governing stock option agreement.

(b) Additional Stock Options. Subject to Board approval, you will be granted additional options to purchase the Company’s common stock pursuant to the Company’s 2000 Equity Incentive Plan and the governing stock option agreement upon achievement of certain milestones as follows:

(i) an additional option to purchase 40,000 shares of the Company’s common stock, granted if the Company completes a financing of at least $25,000,000 at a price of at least $3.00 per share (as adjusted for any stock splits or other similar capital stock adjustments) by March 30, 2002; and

(ii) an additional option to purchase 35,000 shares of the Company’s common stock, granted if the Company enters into a corporate partnership agreement under which the Company is entitled to receive front-end payments (license fees and/or equity investment) and guaranteed research support in an aggregate amount of at least $20 million by June 30, 2002.

(c) Discretionary Award of Options. You will be eligible for a grant of additional stock options at the Board’s sole discretion, in conjunction with your annual performance review or bonus payment. However, you will not be eligible for a discretionary award in conjunction with your first annual performance review or bonus payment.

(d) Loan for Early Exercise. The Company agrees that, if you decide to exercise the Stock Option early (i.e., prior to vesting) pursuant and subject to the early exercise provisions of the Company’s 2000 Equity Incentive Plan, the Company will grant you a loan (in the form of a promissory note with standard provisions) to cover 50% of the exercise price (i.e., $49,500).

6. BENEFITS. The Company will provide you with the following benefits:

(a) Standard Benefits. The Company will provide you with medical, dental, life, supplemental life, disability benefits, sick leave, holidays and other Company-sponsored programs available to its exempt employees. The Company may, from time to time, change these benefits.

(b) Life Insurance Policy. As soon as practicable after the commencement of your employment with the Company, the Company shall use reasonable efforts to seek to obtain and maintain, during the term of your employment, a term-life insurance policy providing a benefit of not less than one-million dollars ($1,000,000) to each of the Company and your estate (the “Life Insurance Policy”). You agree that the Company may secure additional insurance on your life for the benefit of the Company and that you shall cooperate in assisting the Company to obtain such Life Insurance Policy, including providing personal health information as well as submitting to reasonable medical exams and tests requested by an insurance carrier.

7. EXPENSES. You shall be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses which are reasonably incurred by you in furtherance of the Company’s business and in accordance with the Company’s standard policies.

8. VACATION. You will be entitled to four weeks of annual vacation time, which will accrue on a pro-rata basis each pay period. You may not accrue vacation time in excess of a total of four weeks.

9. COMPANY POLICIES AND CONFIDENTIALITY AGREEMENT. As an employee of the Company, you will be expected to abide by all of the Company’s policies and procedures. As a condition of your employment, you agree to sign and to abide by the terms of a Confidentiality and Proprietary Information Agreement with the Company.

10. OTHER AGREEMENTS. By accepting this Agreement, you represent and warrant that your performance of your duties for the Company will not violate any agreements, obligations or understandings that you may have with any third party or prior employer. You agree not to make any unauthorized disclosure or use, on behalf of the Company, of any confidential information belonging to any of your former employers. You also represent that you are not in unauthorized possession of any materials containing a third party’s confidential and proprietary information. Of course, during your employment with the Company, you may make use of information generally known and used by persons with training and experience comparable to your own, and information which is common knowledge in the industry or is otherwise legally available in the public domain.

11. DUTY OF LOYALTY. While employed by the Company, you will not engage in any business activity in competition with the Company nor make preparations to do so, and you will not engage in any outside employment or consulting without written authorization from the Company.

12. TERMINATION. As an employee of the Company, you may terminate your employment at any time and for any reason whatsoever simply by notifying the Company. Similarly, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause. Notwithstanding the foregoing, the Company may only terminate your employment during the first six (6) months of the Agreement for Cause, as defined below. Your at-will employment relationship with the Company cannot be changed except in writing signed by a duly authorized director of the Company.

13. SEVERANCE BENEFITS.

(a) Termination By The Company Without Cause. If your employment by the Company and this Agreement is terminated by the Company without Cause (as defined below), or if there is a Constructive Termination (as defined below), and if you provide the Company with a signed general release of all claims, a form of which is set forth in Exhibit A, the Company shall provide you with the following severance benefits: (1) continuation of your base salary for a period of six (6) months after your termination date; and (2) immediate acceleration of the vesting of your Stock Option such that an additional six (6) months of such options shall be vested.

You understand and agree that you shall not be entitled to any other severance pay, severance benefits, or any other compensation or benefits other than as set forth in this paragraph in the event of such a termination.

(b) Termination By The Company With Cause Or Termination By You. If this Agreement is terminated by the Company at any time with Cause, or if you terminate your employment with the Company under this Agreement (other than a Constructive Termination, as defined below), you shall not be entitled to any severance pay, severance benefits, or any compensation or benefits from the Company whatsoever.

(c) Termination Due to Change in Control. You shall also be entitled to the following severance benefits in the event of the occurrence of a Change in Control while you are employed by the Company, but only if upon or within thirteen (13) months following the occurrence of the Change of Control, either (i) you resign from the Company and that resignation constitutes a Constructive Termination under Section 12(d)(3) below, or (ii) your employment by the Company is terminated without Cause, and provided that in either case you provide the Company with a signed general release of all claims, a form of which is sent forth in Exhibit A: (1) continuation of your base salary for a period of twelve (12) months after your termination date; and (2) immediate acceleration of your Stock Option such that such Stock Option shall be fully vested.

(d) Definitions:

(1) Cause. “Cause” for purposes of this Agreement shall mean: (i) theft, dishonesty or falsification of any employment or Company records; (ii) malicious or reckless disclosure of the Company’s confidential or proprietary information; (iii) commission of any immoral or illegal act or any gross or willful misconduct, where the Company reasonably determines that such act or misconduct has (A) seriously undermined the ability of the Company’s management to entrust you with important matters or otherwise work effectively with you, (B) contributed to the Company’s loss of significant revenues or business opportunities, or (C) significantly and detrimentally effected the business or reputation of the Company or any of its subsidiaries; and/or (iv) the failure or refusal by you to work diligently to perform tasks or achieve goals reasonably requested by the Board, provided such failure or refusal continues after the receipt of reasonable notice in writing of such failure or refusal and an opportunity to correct the problem. Cause shall not mean a physical or mental disability.

(2) Change in Control. For purposes of this Agreement, the term “Change of Control” means the consummation of any of the following transactions:

a. the stockholders of the Company approve a business combination (such as a merger or consolidation) of the Company with any other corporation or other type of business entity (such as a limited liability company), other than a business combination which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such controlling surviving entity outstanding immediately after such business combination; or

b. the sale, lease, exchange or other transfer or disposition by the Company of all or substantially all (more than seventy percent (70%)) of the Company’s assets by value.

(3) Constructive Termination. For purposes of this Agreement, the term “Constructive Termination” means the material and substantial reduction in your responsibilities and duties at the Company without Cause which results in your resignation within sixty (60) days from the date of such reduction.

14. RETURN OF MATERIALS. At the termination of your relationship with the Company, you will promptly return to the Company, and will not take with you or use, all items of any nature that belong to the Company, and all materials (in any form, format, or medium) containing or relating to the Company’s business.

15. NONSOLICITATION. You agree that for two (2) years following the termination of your employment, you will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity. You also agree that for two (2) years following the termination of your employment, you will not, either directly or through others, render services to, contract with, or attempt to solicit business from any customer or prospective customer of the Company.

16. ENTIRE AGREEMENT. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment specified herein. If you enter into this Agreement you are doing so voluntarily, and without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein. This Agreement supersedes any other such promises, warranties, representations or agreements. This Agreement does not, however, supersede or modify any proprietary information and invention agreement or any governing stock option agreement you may enter into with the Company. This Agreement may not be amended or modified except by a written instrument signed by you and a duly authorized officer of the Company.

17. ENFORCEABILITY. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement, and the Agreement, including the invalid or unenforceable provisions, should be enforced insofar as possible to achieve the intent of the parties.

18. BINDING NATURE. This Agreement will be binding upon and inure to the benefit of the personal representatives and successors of the respective parties hereto.

19. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of California.

20. DISPUTE RESOLUTION / ATTORNEYS’ FEES. Unless otherwise prohibited by law or specified below, all disputes, claims, and causes of action (including but not limited to any claims of statutory discrimination of any type), in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, or to your employment with the Company or the termination of that employment, shall be resolved solely and exclusively by final, binding and confidential arbitration through Judicial Arbitration & Mediation Services/Endispute, Inc. (“JAMS”) under the then existing JAMS arbitration rules. You understand and agree that this provision waives your right to a jury trial on these claims. This arbitration shall be held in the San Francisco Bay Area. Nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

21. RIGHT TO WORK. As required by law, this Agreement is subject to satisfactory proof of your right to work in the United States.

If you choose to accept this Agreement under the terms described above, please sign below and return this letter to me.

We look forward to your favorable reply, and to a productive and enjoyable work relationship.

Very truly yours,

RENOVIS, INC.

/s/ Anthony Evnin
Dr. Anthony Evnin
Board Member

Accepted and Agreed to by:

/s/ Corey Goodman
Dr. Corey Goodman